UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

BlackLine, Inc.

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BLACKLINE, INC.

21300 VICTORY BOULEVARD, 12TH FLOOR

WOODLAND HILLS, CALIFORNIA 91367

SUPPLEMENT TO PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on Thursday, May 13, 2021

Dear Stockholders of BlackLine, Inc.

We are providing this proxy statement supplement (the “Supplement”) to the proxy statement dated March 26, 2021 (the “Proxy Statement”), for the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) of BlackLine, Inc., a Delaware corporation (“BlackLine” or the “Company”), to be held on Thursday, May 13, 2021, at 9:00 a.m., Pacific time. The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card.

The purpose of the Supplement is to provide information relating to the recent appointment of Barbara Whye to our board of directors. Except as specifically amended or supplemented by the information contained in the Supplement, all information set forth in the Proxy Statement remains unchanged. The Supplement does not change the proposals to be acted upon at the 2021 Annual Meeting, which are described in the Proxy Statement, and Ms. Whye is not standing for election at the 2021 Annual Meeting.

CHANGES TO COMPOSITION OF THE BOARD OF DIRECTORS

Appointment of Barbara Whye to the board of directors

On April 15, 2021, Barbara Whye, 54, was appointed as a member of the board of directors. Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Ms. Whye was appointed as a Class III Director and her term will continue until the 2022 annual meeting of stockholders and until her successor is duly elected and qualified.

Ms. Whye has served as a member of our board of directors since April 2021. Since November 2020, Ms. Whye has worked as Vice President of Inclusion & Diversity at Apple Inc., (“Apple”) a technology company. Before joining Apple, Ms. Whye spent 25 years with Intel Corporation, a semiconductor chip and technology company, in various roles including Business operations and Talent Manager, Internal Senior Business Consultant, Director of Global Strategic Initiatives, Director of Diversity in Technology Initiative, Director of Strategy and External Alliances and most recently, Chief Diversity and Inclusion Officer and Corporate Vice President of Social Impact. Ms. Whye holds a B.S. in electrical engineering from the University of South Carolina (USC) and holds an M.B.A. from USC’s Darla Moore School of Business.

We believe that Ms. Whye’s extensive experience as an engineer, leader and executive in the technology sector and her commitment to building a more equitable and inclusive world by increasing diverse representation make her a valuable member of the board of directors.

There are no arrangements or understandings between Ms. Whye, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Ms. Whye was selected as a director. There are no related party transactions between the Company and Ms. Whye (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Whye does not have any family relationships with any of the Company’s directors or executive officers.

Ms. Whye will participate in the director benefits arrangements applicable to non-employee directors as described in the Proxy Statement. As of the date hereof, she holds 130 restricted stock units that were issued pursuant to our Outside Director Compensation Policy, which will vest on May 12, 2021, subject to Ms. Whye’s continued service through such vesting date. In addition, the Company has entered into its standard form of indemnification agreement with Ms. Whye.

VOTING MATTERS

If you have already voted by Internet, telephone, or by mail, no action is required from you unless you wish to change your vote. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the 2021 Annual Meeting by:

•	entering a new vote by telephone or via the Internet;

•	completing and returning a later-dated proxy card;

•

providing a written notice of revocation prior to the 2021 Annual Meeting to our corporate secretary at principal executive offices as follows: BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attn: Corporate Secretary; or

•

attending the 2021 Annual Meeting and voting electronically (although attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you specifically request or cast your vote electronically at the virtual annual meeting).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

The Supplement does not change the proposals to be acted upon at the 2021 Annual Meeting, which are described in the Proxy Statement. As noted above, Ms. Whye is not standing for election at the 2021 Annual Meeting.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers about the Proxy Materials and our Annual Meeting.” The Proxy Statement, together with this Supplement, have been filed with the SEC and are available from the SEC at its website at https://www.sec.gov and are also available on our website at https://investors.blackline.com. You may also obtain a copy of these materials without charge by sending a written request to BlackLine, Inc., Attention: Investor Relations, 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367.

OTHER MATTERS

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the 2021 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
Woodland Hills, California April 21, 2021